EXECUTION VERSION

Exhibit 3.2(f)

Amendment NO. 5

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS RESOURCE PARTNERS, L.P.

THIS AMENDMENT NO. 5 to AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS RESOURCE PARTNERS, L.P. (this “Amendment”), dated as of February 27, 2015, is entered into and effectuated by Atlas Energy Group, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to authority granted to it in Section 13.1 of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 13, 2012 (as amended from time to time, the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.

RECITALS:

WHEREAS, Section 13.1(d) of the Limited Partnership Agreement provides that the General Partner may, without the approval of any Partner, amend any provision of the Limited Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect.

WHEREAS, the General Partner has determined that updating the Limited Partnership Agreement as set forth herein does not adversely affect the Limited Partners in any material respect, and that it is in the best interest of the Partnership to effect this Amendment to provide for such changes.

AMENDMENT:

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Limited Partnership Agreement is hereby amended as follows:
1.

Section 7.6(a) of the Limited Partnership Agreement are hereby amended by inserting the following sentence at the end of such section: “For the avoidance of doubt, the General Partner may hold or dispose any interest it acquires or otherwise obtains of any Affiliate or Unrestricted Person and perform activities in connection therewith.”

B.	Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.
C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.

Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Energy Group, LLC, its General Partner

By:	/s/ Sean McGrath
Name:	Sean McGrath
Title:	Chief Financial Officer

[Amendment No. 5 to Amended and Restated Agreement of Limited Partnership of

Atlas Resource Partners, L.P.]